Exhibit 12

Statement Regarding Computation of Ratio of Earnings to Fixed Charges
($ amounts in thousands)

	Year Ended October 31,					Three Months Ended January 31, 2017
	2012	2013	2014	2015	2016
Earnings:
Income before income taxes	$112,942	$267,697	$504,582	$535,562	$589,027	$109,781
Adjustments to income before income taxes:
Income from unconsolidated entities	(23,592)	(14,392)	(41,141)	(21,119)	(40,748)	(46,445)
Distributed earnings from unconsolidated entities	5,258	23,468	43,973	19,459	15,287	48,581
Interest expense	90,521	115,238	142,851	147,477	162,609	29,855
Rent expense	3,728	3,658	4,128	4,195	4,453	1,165
Amortization	1,782	2,952	3,639	3,516	3,765	940
	$190,639	$398,621	$658,032	$689,090	$734,393	$143,877

Fixed charges:
Interest incurred	$125,783	$134,198	$163,815	$155,170	$164,001	$41,774
Rent expense	3,728	3,658	4,128	4,195	4,453	1,165
Amortization	1,782	2,952	3,639	3,516	3,765	940
	$131,293	$140,808	$171,582	$162,881	$172,219	$43,879
Ratio of earnings to fixed charges	1.45	2.83	3.84	4.23	4.26	3.28